Exhibit 10.2

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of July 13, 2007, is entered into by and between BankFirst, a South Dakota banking corporation (“BankFirst”) and The Bancorp, Inc., a Delaware corporation (“Bancorp”).

WHEREAS, the parties have entered into a Purchase and Assumption Agreement the (“PAA”) dated the date hereof, pursuant to which Bancorp has agreed to purchase certain assets and assume certain liabilities of BankFirst related to BankFirst’s “Stored Value Solutions” division (the “Business”); and

WHEREAS, the parties desire to coordinate an efficient and orderly transition of the Business from BankFirst to Bancorp.

THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Cooperation. BankFirst and Bancorp shall, before and after the Closing Date (as defined in the PAA, the “Closing Date”), cooperate in good faith and make all reasonable efforts to support the Business being transferred from BankFirst to Bancorp at the Closing Date. It is the intent of the parties to transfer the Business to Bancorp in an expeditious manner and to terminate services hereunder as soon as they are no longer needed by either party.

2. ITI Platform. Bancorp shall obtain all necessary licenses for an ITI platform and take such additional steps as may be necessary so that as soon as reasonably possible after the Closing Date, Bancorp will be able to use its ITI platform to operate the Business. Until this is accomplished, BankFirst agrees to provide to Bancorp data processing support services from BankFirst’s ITI platform as may be necessary to operate the Business. Bankfirst agrees to provide such services without charge to Bancorp for 90 days unless extended as provided for in this Agreement.

3. Automated Clearing House Services. BankFirst will provide without charge to Bancorp automated clearing house (“ACH”) credit and debit transaction services to Bancorp in connection with the Business until such time that Bancorp no longer needs such ACH services. Bancorp agrees to take all necessary steps to provide all ACH services required by the Business as soon as possible after the Closing Date.

4. Data Processing. Set forth on Schedule 4 is a listing of the software/hardware assets being acquired by Bancorp under the PAA, but which BankFirst will continue to need to use until BankFirst can replace such software/hardware assets. Bancorp agrees to provide to BankFirst without charge to BankFirst access to the data processing software/hardware assets described in Schedule 4 until such access is no longer required by BankFirst but no longer than 90 days after the Closing Date unless extended as provided for in this Agreement. BankFirst agrees to use its best efforts to develop alternative sources for such data processing needs as soon as reasonably possible after the Closing Date. Access includes the right to utilize the software/hardware assets as BankFirst currently does subject to Bancorp’s use thereof in the Business, but shall not include the right to make any changes to the software/hardware assets. Bancorp shall have the right to make changes to the software/hardware assets in its reasonable discretion, provided such changes do not interfere with BankFirst’s use of such assets. In the event such changes do inadvertently interfere with BankFirst’s use, then Bancorp will work in good faith with BankFirst to correct the situation.

5. BIN Services. For a period of up to 180 days after the Closing Date, BankFirst will maintain its membership in the Associations to provide issuance of card accounts related to the Business; however Bancorp will be responsible for facilitating and funding all settlement activities associated with the Business after the Closing Date. Bancorp agrees to indemnify and hold harmless BankFirst, its parent, subsidiaries, and affiliates, and their respective officers, directors, employees and permitted assigns (each and “Indemnified Party” and collectively the “Indemnified Parties”), as such, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, and disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against an Indemnified Party, which in any way arise out of or relate to any act, omission or failure by Bancorp to fulfill its obligations under this paragraph or otherwise incurred by an Indemnified Party in connection with the provision of services under this paragraph; provided, Bancorp shall not be liable to an Indemnified Party for the foregoing to the extent arising from such Indemnified Party’s gross negligence or willful misconduct. Bancorp’s indemnification obligations under this paragraph 5 shall survive termination of this Agreement.

6. Term and Termination. It is the intent of the parties that the services provided for under this Agreement shall be temporary and each party agrees to use its reasonable best efforts to minimize the time that it is relying on the other party for the provision of such services. Although it is anticipated that neither party will be dependent upon the other party for any services after the time period set forth herein, each party agrees that it will continue to provide such services if necessary to avoid a material disruption in the business of the other party. The parties agree to keep each other reasonably informed as to the progress being made in replacing the services provided for under this Agreement. This Agreement will terminate immediately without notice in the event (a) the PAA is terminated for any reason, (b) any governmental authority with supervisory authority over BankFirst or Bancorp requires termination, or (c) either party (i) files (or has filed against it) a petition in bankruptcy, (ii) is declared or becomes insolvent, (iii) becomes or has a substantial part of its assets become subject to a receiver, trustee, custodian, or similar official, (iv) makes a general assignment for the benefit of creditors, or (v) takes any formal action in furtherance of any of the foregoing.

7. Confidentiality. Each party agrees to use its reasonable best efforts to maintain the confidentiality of any information either party may acquire regarding the other party’s operations and in no event will any party use such confidential information to the detriment of the other party.

8. Further Assurances. Each of BankFirst and Bancorp will execute, acknowledge and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.

9. Miscellaneous. This Agreement shall be governed by the internal laws, and not by the laws regarding conflict of laws, of the State of Delaware. In the event any part of this Agreement is deemed by a court to be invalid or unenforceable, such provision shall be deemed to have been omitted, and the remainder of this Agreement shall remain in full force and effect, and shall be modified to the extent necessary to give force and effect to the remaining provisions, but only to such extent. This Agreement may be executed in separate counterparts which shall collectively and separately be considered one and the same instrument. This Agreement may not be assigned without the written consent of both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BANKFIRST	THE BANCORP, INC.

By	By

Its	Its